(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of July 1, 2017, by and among BANC OF AMERICA MERRILL LYNCH COMMERCIAL MORTGAGE, INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as General Master Servicer, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as General Special Servicer, NATIONAL COOPERATIVE BANK, N.A., as NCB Master Servicer and as NCB Special Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor and as Asset Representations Reviewer with respect to Commercial Mortgage Pass-Through Certificates, Series 2017-BNK6 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.09 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1. A review of the activities of the General Master Servicer during the period from July 1, 2017 through December 31, 2017, (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the General Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2018.

/s/ Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank

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